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                                                                    Exhibit 23.4

                       [Goldman, Sachs & Co. Letterhead]


PERSONAL AND CONFIDENTIAL



August 3, 2000

Board of Directors
Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA 94404

Re: Registration Statement (File No. 333-42244) of Webvan Group, Inc.

Gentlemen:

Attached is our opinion letter dated June 25, 2000 with respect to the fairness from a financial point of view to Webvan Group, Inc. (the "Company") of the exchange ratio of 1.07605 shares of Common Stock, $0.0001 par value per share, of the Company to be exchanged for each share of Common Stock, no par value per share, of HomeGrocer.com, Inc. ("HomeGrocer.com"), pursuant to the Agreement and Plan of Reorganization, dated as of June 25, 2000, by and among the Company, Robin Merger Corporation, a wholly-owned subsidiary of the Company, and HomeGrocer.com.

The foregoing letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is to not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined that the Company has determined include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Merger--Opinions of Webvan's and HomeGrocer's financial advisors", "The Merger--Background of the merger", "The Merger--Webvan's reasons for the merger" and "The Merger--Opinion of Webvan's financial advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
------------------------
 (GOLDMAN, SACHS & CO.)